Exhibit (14)(c)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors of Patriot Capital Funding, Inc.
We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Patriot Capital Funding, Inc. referred to in our report dated March 13, 2009 (which report expressed an unqualified opinion and contained explanatory paragraphs relating to substantial doubt about the Company's ability to continue as a going concern and the adoption of Statement of Financial Accounting Standards No. 157 — Fair Value Measurements), which is included in the Registration Statement. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The senior securities table is presented for purposes of additional analysis and is not a required part of the basic financial statements. This table has been subjected to the auditing procedures applied in the audit of the basic financial statements taken as a whole, and in our opinion is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ GRANT THORNTON LLP
New York, New York
September 4, 2009